Alexander & Baldwin, Inc. Reports Second Quarter 2019 Results
Commercial real estate business achieves 20.4% increase in cash NOI

HONOLULU, August 1, 2019 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the second quarter of 2019.
Chris Benjamin, A&B president & chief executive officer, stated: "Our second quarter 2019 results reflect the continued success of our commercial real estate ("CRE") growth strategy as cash net operating income ("NOI") grew a remarkable 20.4% compared to the same quarter last year. The largest driver of this increase was the purchase in late 2018 and early 2019 of six Hawaii commercial assets and ground leases with proceeds from the sale of non-income-producing agricultural lands. The six assets are in the Company's preferred asset classes and will produce roughly $14.4 million of annualized NOI once fully stabilized next year."
"Our existing portfolio also is performing extremely well. Same-store NOI ("SSNOI") increased by 6.1% compared to the same quarter last year, while leasing spreads for the quarter were 7.5%. The SSNOI growth was due largely to our successful repositioning efforts at Pearl Highlands Center and Kailua Retail. Overall occupancy for the portfolio was 94.7% for the second quarter of 2019, an increase of 260 basis points compared to the second quarter of 2018. With the excellent CRE results to date, we are raising our SSNOI guidance for the full year to between 4.5% and 5.5% and our leasing spreads outlook to between 5.5% and 6.5%."
"Our broader simplification efforts are progressing, as residential development sales during the quarter included the final 22 units in the 170-unit first increment of Kamalani, and 14 units at Kukui‘ula, the highest quarterly sales count for that project in over a decade. These sales contributed to the pay down of a total of $47.3 million of debt in the quarter. We continue to evaluate strategic options including the possible sale of our Materials & Construction business. Financial performance of the segment continues to be challenged, primarily due to volume and margin shortfalls in paving. Operational repositioning efforts, expected to improve performance, have accelerated in the business under new leadership."
Corporate Highlights

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Net income (loss) available to A&B shareholders and diluted earnings (loss) per share for the second quarter of 2019 were $(0.8) million and $(0.01) per share, respectively, compared to $2.5 million and $0.03 per share in the same quarter of 2018. While our core CRE segment performance improved, gains were offset by poor performance at Grace Pacific.

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Net income available to A&B shareholders and diluted earnings per share for the first six months of 2019 were $8.2 million and $0.11 per share, respectively, compared to $49.8 million and $0.69 per share in 2018. The largest contributor to the year-over-year decline was the non-recurrence of six mainland and three Hawaii property sales in the first quarter of 2018.

Commercial Real Estate (CRE) Highlights

•	CRE operating profit rose by $3.4 million, or 25.0%, to $17.0 million in the second quarter of 2019, as compared to $13.6 million in the same quarter of 2018.

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CRE cash NOI was $25.3 million in the second quarter of 2019, as compared to $21.0 million in the same quarter of 2018, a $4.3 million or 20.4% increase. CRE cash NOI was $49.5 million year-to-date in 2019, as compared to $42.7 million in the same period of 2018, a $6.8 million or 15.9% increase.

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Same-store cash NOI[1] increased 6.1% in the second quarter of 2019, as compared to the prior year second quarter, largely due to continued strong performance at Pearl Highlands Center and Kailua Retail properties. Year-to-date SSNOI growth was 6.9%. Full-year SSNOI guidance is being raised 200 basis points to between 4.5% and 5.5%.

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A total of 53 leases, covering 208,000 square feet of gross leasable area ("GLA"), were executed during the second quarter of 2019. Leasing spreads for comparable leases were 7.5% portfolio-wide for the second quarter of 2019 and 7.8% for retail spaces. Year-to-date comparable leasing spreads stand at 8.6% portfolio-wide, excluding ground leases. Full-year leasing spread guidance is being raised 100 basis points to between 5.5% and 6.5%.

•	Significant leasing activity during the second quarter of 2019 includes:

◦	Thirteen executed leases at Kaka‘ako Commerce Center totaling approximately 57,500 square feet of GLA and at an average leasing spread of 6.4%.

◦	Six executed leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 22,000 square feet of GLA.

◦	An executed lease at Komohana Industrial Park for approximately 14,000 square feet of GLA, taking occupancy to 87.0%, for a year-over-year occupancy increase of 5.8%.

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Overall occupancy increased to 94.7% as of June 30, 2019, an increase of 260 basis points compared to June 30, 2018. Same-store occupancy increased to 93.7% as of June 30, 2019, an increase of 170 basis points compared to June 30, 2018.

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Occupancy in the retail portfolio was 94.9% as of June 30, 2019, an increase of 230 basis points compared to the same period last year, primarily due to strong leasing activity in our retail portfolio including Pearl Highlands Center, Laulani Village Shopping Center and Waipio Shopping Center. Occupancy in the same-store retail portfolio was 94.2% as of June 30, 2019, an increase of 160 basis points compared to the same period last year.

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Occupancy in the industrial portfolio was 94.4% as of June 30, 2019, an increase of 330 basis points as compared to the quarter ended June 30, 2018, primarily due to Komohana Industrial Park and the recent additions of both fully occupied Kapolei Enterprise Center and Opule Street Industrial to the portfolio. Occupancy in the same-store industrial portfolio was 92.9%, an increase of 180 basis points compared to the quarter ended June 30, 2018.

CRE Acquisitions, Development and Redevelopment Highlights

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On May 16, the Company closed on an off-market acquisition of Waipouli Town Center located in Kapaa, Kauai for $17.8 million. The purchase of the 56,600-square-foot grocery-anchored center utilized §1031 proceeds from the bulk Maui agricultural land sale that closed on December 20, 2018.

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On May 22, the Company closed on an off-market acquisition of Queens' MarketPlace, a Class-A grocery-anchored retail center built in 2007 and located in the Waikoloa Beach Resort area on the island of Hawaii for $90.0 million. The 135,000-square-foot center represents the final investment using §1031 proceeds from the bulk Maui agricultural land sale.

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Construction of the 71,000-square-foot Phase 1 of the Ho‘okele Shopping Center on Maui is substantially complete and the 57,400-square-foot Safeway grocery store celebrated its grand opening on July 24th. The Safeway gas station is on schedule to open later this year. The 23,000-square-foot Phase 2 of the project will commence as leases are executed.

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The Company's Board has approved renovation plans for the 98,000-square-foot Aikahi Park Shopping Center near Kailua Town, with construction expected to begin in the fourth quarter of 2019. The project will modernize three major buildings, refresh the appearance of the center and facilitate new leasing opportunities. When completed, the improved shopping experience will transform the center into a community gathering place similar to the successful renovation of the Lau Hala Shops in Kailua.

Land Operations Highlights

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Land Operations monetization efforts in the quarter generated revenues of $24.9 million. Operating profit was $0.5 million in the second quarter of 2019, as compared to $1.6 million in the second quarter of 2018 due in large part to the close out of three joint venture projects (Ka Milo, Keala o Wailea and The Collection) in the third and fourth quarter of 2018. Operating profit was $13.1 million in the first six months of 2019, as compared to a $3.8 million loss in the first six months of 2018 due primarily to the first quarter 2019 closing of the second tranche of the Maui agricultural land sale.

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The Company continued to monetize land and development-for-sale investments. Cash of $17.3 million was generated from the closing of the final 22 units at Kamalani Increment 1, the closing of one Kahala parcel, the sale of a lot at Maui Business Park and joint venture distributions from The Collection. The successful completion and close out of the Kamalani residential project, which also secures 55 affordable housing credits, marks the end of another major development-for-sale project as the Company shifts toward development-for-hold.

•	Sales activity at Kukui‘ula through the second quarter of 2019 is on pace to exceed the full year 2018 total and continues to support the cash operating needs of the project.

Materials & Construction Highlights

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Materials & Construction operating loss was $4.3 million in the second quarter of 2019, as compared to a $3.6 million profit in the second quarter of 2018. Materials & Construction operating loss was $8.8 million in the first six months of 2019, as compared to a $3.8 million profit in 2018.

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Materials & Construction Adjusted EBITDA[1] was $(0.9) million for the second quarter of 2019, as compared to $6.2 million for the second quarter in 2018, due primarily to lower paving volume, increased project costs in the paving operations and project delays experienced in the prestress operations.

Financial Highlights

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As of June 30, 2019, the Company had $727.7 million in total debt, which represents 30.4% of the Company’s total market capitalization. Average maturities for the next three years average $36.7 million, or 5.0% of total debt per year. The Company's debt has a weighted-average maturity of 5.3 years with a weighted-average interest rate of 4.4%. Seventy-eight percent of debt was at fixed rates.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating Revenue:
Commercial Real Estate	$39.1	$33.8	$75.9	$69.0
Land Operations	24.9	19.3	73.9	48.6
Materials & Construction	45.1	59.0	88.7	107.8
Total operating revenue	109.1	112.1	238.5	225.4
Operating Profit (Loss):
Commercial Real Estate	17.0	13.6	32.6	29.1
Land Operations	0.5	1.6	13.1	(3.8)
Materials & Construction	(4.3)	3.6	(8.8)	3.8
Total operating profit (loss)	13.2	18.8	36.9	29.1
Gain (loss) on the sale of commercial real estate properties	—	0.2	—	49.8
Interest expense	(8.1)	(8.9)	(17.2)	(17.3)
General corporate expenses	(6.4)	(7.3)	(12.6)	(14.0)
Income (Loss) from Continuing Operations Before Income Taxes	(1.3)	2.8	7.1	47.6
Income tax benefit (expense)	—	0.1	1.1	2.8
Income (Loss) from Continuing Operations	(1.3)	2.9	8.2	50.4
Income (loss) from discontinued operations, net of income taxes	0.1	0.1	(0.7)	—
Net Income (Loss)	(1.2)	3.0	7.5	50.4
Loss (income) attributable to noncontrolling interest	0.4	(0.5)	0.7	(0.6)
Net Income (Loss) Attributable to A&B Shareholders	$(0.8)	$2.5	$8.2	$49.8

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$(0.01)	$0.03	$0.12	$0.72
Discontinued operations available to A&B shareholders	—	—	(0.01)	—
Net income (loss) available to A&B shareholders	$(0.01)	$0.03	$0.11	$0.72
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$(0.01)	$0.03	$0.12	$0.69
Discontinued operations available to A&B shareholders	—	—	(0.01)	—
Net income (loss) available to A&B shareholders	$(0.01)	$0.03	$0.11	$0.69

Weighted-Average Number of Shares Outstanding:
Basic	72.2	72.0	72.1	69.2
Diluted	72.2	72.3	72.5	72.3

Amounts Available to A&B Shareholders:
Continuing operations available to A&B shareholders	$(0.9)	$2.4	$8.9	$49.8
Discontinued operations available to A&B shareholders	0.1	0.1	(0.7)	—
Net income (loss) available to A&B shareholders	$(0.8)	$2.5	$8.2	$49.8

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Real estate investments
Real estate property	$1,501.9	$1,293.7
Accumulated depreciation	(118.3)	(107.2)
Real estate property, net	1,383.6	1,186.5
Real estate developments	125.2	155.2
Investments in real estate joint ventures and partnerships	137.6	141.0
Real estate intangible assets, net	82.3	59.8
Real estate investments, net	1,728.7	1,542.5
Cash and cash equivalents	5.5	11.4
Restricted cash	0.2	223.5
Accounts receivable and retention, net	70.0	61.2
Inventories	28.2	26.5
Other property, net	127.3	135.5
Operating lease right-of-use assets	28.5	—
Goodwill	65.1	65.1
Other receivables	28.4	56.8
Prepaid expenses and other assets	102.6	102.7
Total assets	$2,184.5	$2,225.2

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$727.7	$778.1
Accrued pension and post-retirement benefits	30.8	29.4
Deferred revenue	65.9	63.2
Accrued and other liabilities	159.6	138.3
Redeemable Noncontrolling Interest	7.9	7.9
Equity	1,192.6	1,208.3
Total liabilities and equity	$2,184.5	$2,225.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$7.5	$50.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	23.4	21.3
Deferred income taxes	—	(2.7)
Loss (gain) on asset transactions, net	(2.5)	(50.7)
Share-based compensation expense	2.7	2.7
(Income) loss from affiliates, net of distributions of income	(1.4)	3.2
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	(11.0)	(11.7)
Inventories	(1.7)	3.2
Prepaid expenses, income tax receivable and other assets	31.4	1.5
Accrued pension and post-retirement benefits	3.1	5.0
Accounts payable	(10.4)	(2.7)
Accrued and other liabilities	(1.4)	(13.4)
Real estate development for sale proceeds	48.0	34.1
Expenditures for real estate development for sale	(6.6)	(13.4)
Net cash provided by (used in) operations	81.1	26.8

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(218.4)	(194.7)
Capital expenditures for property, plant and equipment	(27.4)	(25.3)
Proceeds from disposal of property, investments and other assets	3.0	155.3
Payments for purchases of investments in affiliates and other	(3.3)	(15.8)
Distributions of capital from investments in affiliates and other investments	10.6	20.3
Net cash provided by (used in) investing activities	(235.5)	(60.2)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	53.9	504.1
Payments of long-term debt and deferred financing costs	(109.2)	(391.1)
Borrowings (payments) on line-of-credit agreement, net	4.0	(14.9)
Cash dividends paid	(22.4)	(156.6)
Proceeds from issuance (repurchase) of capital stock and other, net	(1.1)	(1.4)
Net cash provided by (used in) financing activities	(74.8)	(60.1)

Cash, Cash Equivalents and Restricted Cash:
Net increase (decrease) in cash, cash equivalents, and restricted cash	(229.2)	(93.5)
Balance, beginning of period	234.9	103.2
Balance, end of period	$5.7	$9.7

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes Cash NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only those cash income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-cash revenue and expense recognition items, the impact of depreciation and amortization expenses or other gains or losses that relate to the Company's ownership of properties. The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the Company's Commercial Real Estate portfolio as well as trends in occupancy rates, rental rates, and operating costs. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is calculated as total Commercial Real Estate operating revenues less direct property-related operating expenses. Cash NOI excludes straight-line lease adjustments, amortization of favorable/unfavorable leases, amortization of lease incentives, selling, general and administrative expenses, impairment of commercial real estate assets, lease termination income, other income and expense, net, and depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions)
The Company reports Cash NOI on a same store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year. The same-store pool excludes properties under development or redevelopment, properties held for sale and also excludes properties acquired or sold during the comparable reporting periods. While there is management judgment involved in classifications, new developments and redevelopments are moved into the same store pool upon one full calendar year of stabilized operation, which is typically upon attainment of market occupancy.
A reconciliation of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, unaudited)	2019	2018	Change[2]	2019	2018	Change[2]
Commercial Real Estate Operating Profit (Loss)	$17.0	$13.6		$32.6	$29.1
Plus: Depreciation and amortization	9.1	7.0		16.5	13.3
Less: Straight-line lease adjustments	(1.7)	(0.6)		(2.7)	(0.7)
Less: Favorable/(unfavorable) lease amortization	(0.5)	(0.5)		(0.9)	(1.0)
Plus: Other (income)/expense, net	(1.6)	0.1		(1.5)	0.1
Plus: Selling, general, administrative and other expenses	3.0	1.6		5.5	3.3
Less: Impact of adoption of ASU 2016-02[1]	—	(0.2)		—	(0.3)
Cash NOI as adjusted	25.3	21.0	20.4%	49.5	42.7	15.9%
Less: Cash NOI from acquisitions, dispositions and other adjustments	(5.7)	(2.5)		(9.7)	(5.4)
Same-Store Cash NOI as adjusted	$19.6	$18.5	6.1%	$39.8	$37.3	6.9%
[1] Represents legal costs related to leasing activity that were previously capitalized when incurred and recognized as amortization expense over the term of the lease contract. Upon the Company's adoption of ASU 2016-02, Leases, on January 1, 2019, such legal costs are directly expensed as operating costs and are included in Cash NOI. For comparability purposes, Cash NOI for the 2018 periods presented have been adjusted to include legal fees in conformity with Cash NOI for the 2019 periods presented.

[2] Amounts in this table are rounded to the nearest tenth of a million, but percentages were calculated based on thousands. Accordingly, a recalculation of some percentages, if based on the reported data, may be slightly different.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction ("M&C") segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests and asset impairments related to the M&C segment. The Company adjusts EBITDA for the asset impairments related to the Materials and Construction segment as the Company believes these items are infrequent in nature. By excluding these items from EBITDA the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, unaudited)	2019	2018	2019	2018
Operating Profit (Loss)	$(4.3)	$3.6	$(8.8)	$3.8
Depreciation and amortization	3.0	3.1	5.8	6.1
EBITDA[1]	(1.3)	6.7	(3.0)	9.9
Income attributable to noncontrolling interest	0.4	(0.5)	0.7	(0.6)
M&C Adjusted EBITDA[1]	$(0.9)	$6.2	$(2.3)	$9.3
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[1]	See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.
Note: Percent changes are determined using amounts rounded to the thousands.
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FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, as well as the evaluation of alternatives by the Company related to its materials and construction business and by the Company's joint venture related to the development of Kukui‘ula, generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the SEC. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is Hawai‘i's premier commercial real estate company and the state's foremost owner of grocery-anchored retail centers. A&B is a fully integrated real estate investment trust and owns, operates and manages approximately 3.8 million square feet of primarily retail and industrial space in Hawai‘i, and is a major landowner in the state. A&B's interests extend beyond commercial real estate into renewable energy and land stewardship. A&B is also a construction materials company and paving contractor in Hawai‘i. Over its nearly 150-year history, A&B has evolved with the state's economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Kenneth Kan
(808) 525-8475
kkan@abhi.com